EXHIBIT 10.3

DEVELOPMENT AGREEMENT

THIS AGREEMENT is made as of January 24, 2000 (the "Effective Date") between 8x8, Inc., a corporation organized and existing under the laws of the State of Delaware (hereafter "8x8"), and ST Microelectronics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereafter "ST").

RECITALS

Whereas, ST is a global independent semiconductor company which designs, develops, manufactures and markets a broad range integrated circuits and discrete devices based on semiconductors used in a wide variety of microelectronic applications, including telecommunication systems, computer systems, consumer products, automotive products and industrial automation and control systems.

Whereas, 8x8 has expertise in the design, development, manufacturing and marketing of products and technologies related to internet protocol telephony.

Whereas, ST and 8x8 have entered on January 24, 2000 in a certain equity investment agreement and a certain license agreement.

Whereas, ST desires to collaborate with 8x8 to design and develop products that enable voice and other multimedia services over internet protocol networks.

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties agree as follows:

    Definitions
      Unless the provisions of this Agreement otherwise provide, the following capitalized terms used in this Agreement shall have the meaning set out below.
        8x8 DSP shall have the meaning set forth in the License Agreement.
        Agreement shall mean the present development agreement, together with all Exhibits hereto, as the same may be hereafter amended, modified or supplemented from time to time.
        Affiliates shall mean an entity controlling, controlled by, or under common control as of the Effective Date or thereafter during the term of this Agreement, with ST or 8x8 as the case may be, provided that such entity shall be considered an Affiliate only for the time during which such control exists. For purposes of this definition "control" shall mean ownership or control, either directly or indirectly, of greater than 50% of the voting rights of such entity.
        Audio Code is described in Exhibit 2 of the License Agreement.
        Call Code is described in Exhibit 2 of the License Agreement.
        Completion unless otherwise agreed to by the Parties in the SOW, shall mean the completion of Phase Three as set forth in Section 2.4.3 below or a date two (2) years after the date of Project Acceptance (in the case of the MTA-1 Project, the Effective Date) whichever is earlier.
        Confidential Information shall mean the terms of this Agreement as well as any proprietary information and data of either Party, contained in written or tangible form which is marked as "Internal Use Only", "Proprietary", "Confidential", or similar words. One Party's, including its Affiliates ("Disclosing Party") Confidential Information shall also include its confidential information and data orally disclosed to the other Party including its Affiliates ("Receiving Party") if related to written material marked as confidential or otherwise identified as such during the course of the discussions. However, Confidential Information shall not include any data or information which:
          Is or becomes publicly available through no fault of the Receiving Party;
          Is already in the rightful possession of the Receiving Party prior to its receipt of such data or information;
          Is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party;
          Is rightfully obtained by the Receiving Party from a third party or in the public domain;
          Is disclosed with the written consent of the Party whose information it is; or
          Is disclosed pursuant to court order or other legal compulsion, after providing prior notice to the Disclosing Party of the intended disclosure.
        Closing Date shall mean the Closing Date as defined in the Common Stock Purchase Agreement between 8x8 and STMicroelectronics NV of even date herewith.
        Customers shall mean a third party who purchases Products from Licensee.
        Deliverables shall mean any Project and the results thereof including but not limited to design and information related thereto, technical descriptions, comments and related materials, applicable Licensed Technology, components or other item including the IP Rights herein developed or to be developed by a Party pursuant to a Project.
        Exclusive Market shall be as described in Exhibit 6 as it relates to a Project.
        Exhibits shall mean the exhibits 1 to 6 that are part of the Agreement.
        Existing Technology shall mean that portion of the Licensed Technology either currently owned or hereafter developed by of for 8x8 independent of a Project and other 8x8 IP Rights either currently owned or hereafter developed by 8x8 that are not applicable to this Agreement or the License Agreement.
        Fees shall mean the support and maintenance fee set forth in Exhibit 1.
        MTA-1 Project shall mean that Project described in the agreed upon Project Plan set forth in Exhibit 2 ("Project Plan for the MTA-1 Project"), which shall be developed by the Parties pursuant to the SOW set forth in Exhibit 3 ("Statement of Work for the MTA-1 Project").
        IP Rights shall mean all patents, patent applications, including with respect to patents any patent rights granted upon any reissue, division, continuation or continuation-in-part applications now or hereafter filed, utility models issued or pending, registered and un-registered design rights, copyrights (including the copyright on software in any code), trade secrets and proprietary know-how, Mask Works and other similar statutory intellectual property or industrial rights, as well as applications for any such rights.
        License Agreement shall mean that certain license agreement executed on the same date herewith between the Parties.
        Licensed Technology shall have the meaning set forth in the License Agreement.
        Mask Works shall have the meanings set forth in section 901(a)(2) of the Semiconductor Chip Protection Law(s).
        Net sale Price means the actual amounts invoiced by the Licensee to the Customers or authorized distributors less actual returns, packing charges, shipping charges, taxes, duties, and price protection adjustments. Provided when the Customer is a Licensee's authorized distributor, Net Sale Price means Licensee's price to such distributor net of price protection adjustments and the items referenced above.
        Ordinary Course Technology shall mean those portions of the Licensed Technology that 8x8 would have developed in its normal course of business irrespective of the relevant Project, including but not limited to such efforts as required to ensure that the Licensed Technology maintains compatibility with industry standards.
        Parties shall mean ST and 8x8 together.
        Party shall mean one of the Parties.
        8x8 Based Product shall mean one or more integrated circuits to be manufactured by or for ST, using in whole or in part the Licensed Technology, to be designed and developed jointly by the Parties pursuant to a Project.
        Project shall mean specific joint design and development activities and an associated Project Plan, provided the Parties have Project Acceptance.
        Project Plan shall mean the plan under which an associated Project would proceed and which shall include each of the elements set forth in Section 2.4.1 below. Each Project Plan will require the drafting and completion of new Exhibits associated with the Project to be undertaken.
        Semiconductor Chip Protection Law(s) shall mean the semiconductor Chip Protection Act of 1984 in the United States and any associated regulations and any amendments or revisions to such law or regulations, or any corresponding law and regulations in a country other than the United States.
        Statement of Work ("SOW") shall mean with respect to each Project, the description of work which shall define the responsibilities of the Parties in the design and development of the 8x8 Based Product including but not limited to performance and functional goals, cost sharing, milestones and, without limitation, similar items to those items included in Exhibit 3 ("Statement of Work for the MTA-1 Project").
        ST Technology shall mean the technology owned or controlled by ST and further described in Exhibit 4.
      Exhibits. The Exhibits hereto shall be taken, read and construed as essential parts of this Agreement and are incorporated herein by reference.
      Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be taken, read or construed as essential parts of this Agreement.
      Plural. Words applicable to natural persons include any body of persons, company, corporation, firm or partnership, corporate or incorporate, and vice versa. Words importing the masculine gender shall include the feminine and neuter genders, and vice versa. Words importing the singular number shall include the plural number, and vice versa.
    Joint Development
      8x8's Responsibilities. 8x8 will undertake those development activities for which 8x8 is responsible in accordance with the terms of any SOW associated with a Project and in accordance with the terms hereof.
      ST's Responsibilities. ST will undertake those development activities for which ST is responsible in accordance with the terms of any SOW associated with a Project and in accordance with the terms hereof.
      Joint Development Responsibilities. The Parties will work together to perform, pursuant to the SOW(s), the engineering tasks required in connection with development of the 8x8 Based Product(s). In this regard, each of the Parties shall use commercially reasonable efforts to meet each milestone set forth in milestone schedules delineated in the relevant SOW(s) to the satisfaction of both Parties. In order to ensure the timely completion of each Project, the Parties will assign such personnel, facilities and resources as are necessary to accomplish the development activities according to the terms of the relevant Project Plan and associated SOW.
      Project Stages. Other than the MTA-1 Project and the ST120 Project, for which the Parties have agreed to proceed in accordance with the Project Plan set forth in Exhibit 2 ("Project Plan for the MTA-1 Project" and "Project Plan for the ST120 Project"), the Parties are under no obligation to initiate any projects. However, once the Parties have agreement, in writing, to proceed in accordance with an associated Project Plan ("Project Acceptance"), such project shall be deemed a Project and shall proceed accordingly. No discussions shall become a "Project" nor a binding obligation on either Party, until and unless the Parties have agreement, in writing, to proceed in accordance with an associated Project Plan. Each Project shall include the following three (3) phases:
        Phase One. The Project Planning Phase. During the Project Planning Phase the Parties shall develop a Project plan which will include the following items:
          Identification of 8x8 IP and ST IP
          Definition of the 8x8 Based Product to be designed and developed;
          Statement of Work;
          Joint marketing and sales program for the 8x8 Based Product, if applicable; and

        (e) Project specifications.

        Phase Two. The Design and Development Phase. During the Design and Development Phase, the Parties shall commence the design and development of the 8x8 Based Product pursuant to the terms of the associated SOW. During this Phase ST will fabricate engineering samples of the 8x8 Based Product in accordance with the agreed-upon specifications.
        Phase Three. The Validation Phase. During the Validation Phase, the Parties will produce the following Deliverables relative to the 8x8 Based Product pursuant to the terms of the associated SOW:
          Perform field test and interoperability tests;
          Develop customer support parameters;
          Qualify the 8x8 Based Product for production;
          Introduce the 8x8 Based Product into ST's manufacturing plant; and
          Production samples of the 8x8 Based Product.
      Costs. The costs associated with the various development tasks described in the above three phases will be assumed by the Party responsible for a given task and shared on a mutually agreeable basis when responsibility is joint.
      Project Manager. With respect to each SOW, the Parties shall each name a project manager. The project managers will be responsible for the technical management of the SOW and shall make themselves available for meetings between the Parties on an as-needed basis to ensure the progress of such Project. The project managers shall have technical expertise related to the goals of the SOW. The project managers will monitor the overall progress of each SOW, and make recommendations to the Parties regarding any proposed additions, deletions or modifications to the Statement of Work.
      Project Delays. Each Party shall promptly communicate to the other Party any and all difficulties that might materially affect the timely completion of any milestone set forth in the relevant SOW and where possible estimate the probable or actual impact to the aforesaid milestone resulting from such difficulties, and any actions which might favorably resolve such difficulties. To the extent the completion of any activity defined in an SOW and required to be performed by either Party is delayed by such Party, there shall be an extension equal to such delay in the target completion dates of all subsequent dependent activities set forth in the SOW.
      SOW Change Orders. The Parties recognize that the design and development efforts described in a SOW might need to be revised over time. Absent written approval from the Parties, no change(s) that would substantially impact costs, functionality, scope of work, or milestone schedules (collectively "Major Modifications") shall be made to any SOW. Major Modifications to any SOW shall be reflected in a new version of the SOW, which will be appended to this Agreement. All proposed Major Modifications will be fully described in a Project change summary for consideration by both Parties, including any changes affecting the anticipated costs of the Project. All Major Modifications will be negotiated and agreed upon in writing prior to implementation.
      Third party licenses. With respect to Deliverables to be delivered by a Party under a Project (the "Delivering Party"), the Delivering Party shall use reasonable commercial efforts to obtain under fair and reasonable terms and conditions satisfactory to the other Party, any third party license and support agreement for tools and software that are identified in the SOW as necessary for efficient completion of a Project.
    Support and Maintenance of the 8x8 Based Product
      For a period of six (6) months after the Completion of a relevant Project 8x8 will provide ST the support and maintenance for the 8x8 Based Product as described in Exhibit 1 of the License Agreement. At the latest within thirty (30) days after the end of this six (6) months period and upon payment of the Fees ST shall have the right to extend the support and maintenance for another twelve (12) months period, thereafter such support and maintenance will be automatically extended on a year-to-year basis upon payment by ST of the Fees before the end of the current year.

    3.2 Upon ST's request 8x8 agrees to negotiate with Customers reasonable terms and conditions associated with direct support of the Customers. Such support shall include, without limitation, training, design-in support, software maintenance and upgrades.

    Licensing of IP Rights
      License of 8x8 IP Rights. The right for ST and its Affiliates to use the Deliverables owned or controlled by 8x8 is covered in Section 2 of the License Agreement.
      License of ST IP Rights. ST grants to 8x8 a non-exclusive, worldwide, royalty-free license to use and modify, in accordance with the terms and conditions of a Project, the ST Technology to design and develop 8x8 Based Products.
    Ownership
      Original Ownership. All IP Rights owned or controlled by a Party prior to the Effective Date or prior to any Project Acceptance shall remain the property of such party throughout the term of this Agreement and thereafter.
      8x8 Sole Ownership. Except as set forth in Section 5.4 below, all IP Rights originated, discovered or developed by or for 8x8, shall be owned by 8x8.
      ST Sole Ownership. All IP Rights originated, discovered or developed by or for ST shall be owned by ST. All Mask Work generated by the Parties, individually or collectively, pursuant to this Agreement shall be the property of ST. However, ST's ownership of the Mask Works shall not be deemed to give ST any ownership in any 8x8's IP Rights even though such 8x8's IP Rights may be fixed in those Mask Works.
      Joint Ownership. With the exception of any ownership rights set forth in Sections 5.1 ("Original Ownership"), 5.2 ("8x8 Sole Ownership"), and 5.3 ("ST Sole Ownership") above, any IP Rights originated, discovered or developed jointly by both Parties ("Jointly Owned IP Rights") shall be jointly owned and each Party shall have the unrestricted right to use such Jointly Owned IP Rights without accounting to the other Party, including the right to license the Jointly Owned IP Rights without the prior written approval of the other Party.
        Patent Prosecution. Patent applications and other means of formal protection shall be filed in the joint names of the Parties with respect to any such jointly owned IP Rights which the Parties jointly deem to be worthy of seeking any such protection. Consistent with the laws of the countries involved, the Parties shall jointly determine the country of jurisdiction within which the first patent application or other such protection shall be filed and, which of the Parties shall be responsible for the preparation and filing of the patent application or other such application. The Parties shall also jointly determine which other countries of jurisdictions any such application shall be filed and which of the Parties shall be responsible for such other filing. If the Parties cannot agree as to whether a particular jointly owned IP Rights should be the subject of patent or other formal protection, or cannot agree upon the countries or jurisdictions within which such application shall be filed, either Party may, on its own, seek such patent or other protection in any desired country or jurisdiction, and the other Parties shall cooperate with the Party seeking such protection. Unless otherwise agreed, all patent applications or other formal protection, whether pursued by all Parties or by one Party, shall be jointly owned by all Parties and all Parties shall be responsible for paying one-half (1/2) of the total cost involved in preparing, filing, prosecuting, issuing and maintaining any such applications and any resulting patents or other protection. The Parties shall consult with each other no less than once per calendar year for the purpose of identifying jointly owned IP Rights for which protection should be sought, the countries of jurisdictions in which such protection should be sought and in equalizing the costs involved in such protection. In case a Party is not or no more interested in participating in a patent or patent application, it shall notify the other Party thereof, in writing, at the earliest practicable date, and shall forthwith relinquish to the other Party its rights to such patent or patent application, then the other Party shall have the right, at its expenses, to prosecute such application or maintain said patent or patent application. The relinquishing Party agrees, at the other Party's expenses, to co-operate fully with the other Party to assist the other Party in obtaining (by assigning all its rights title and interest in the application), maintaining, defending and renewing such patent or patent application. For the purpose of this Section 5.4 "joint" ownership with respect to inventions and copyrights shall be defined in accordance with the then-current United States patent law or copyright law, as applicable.
      Derivative IP. All Improvements, modifications or derivatives created by either Party to its own IP Rights or the IP Rights of the other Party (collectively "Derivative IP") during the course of this Agreement, and in accordance with the licenses granted in Section 4 ("Licensing of IP Rights") above, shall be owned by the owner of the original IP Rights, but shall be licensed to the other Party in accordance with the licenses applicable to the underlying IP Rights as set forth in Section 4 ("Licensing of IP Rights") above.
      Assignment. Each Party agrees to assign to the other as necessary all right title and interest in and to any IP Rights made or developed by such Party which is to be owned by the other Party pursuant to Sections 5.5 above, and further agrees to assist the other Party with any application for patent rights and any other means of formal protection and to do all commercially reasonable acts that may be required by the other Party in connection with such assignment or assistance. The Party entitled to the assignment and assistance will reimburse the other Party the reasonable cost incurred by such other Party in providing such assignment and assistance.
    Exclusivity
      Exclusive Market. 8x8 acknowledges and agrees that the 8x8 Based Products will be exclusively commercialized, sold or otherwise disposed, directly or indirectly by ST and/or its Affiliates in the Exclusive Market. Consequently, 8x8 agrees not to develop (solely or jointly) or have developed, except under this Agreement, manufacture, have manufactured, sell, commercialize or otherwise dispose of 8x8 Based Product in the Exclusive Market.
      Development activity. Unless otherwise agreed to by the Parties in writing, 8x8 agrees that for a period of one year (12 months) after the date of Project Acceptance it will not engage in any development activity (by itself or with or for a third party) the result of which will be a product, with features substantially similar to the Product subject matter of the Project Acceptance, to be marketed in the Exclusive Market, as defined for a Project, in competition with the Product. The definition of substantially similar as it relates to a Product features is to be defined in each SOW. Nothing herein shall limit 8x8's rights to develop products (solely or for a third party) that are not to be marketed in the Exclusive Market.
      . Licensing. Unless otherwise agreed to by the Parties in writing, 8x8 agrees that for a period of six (6) months after Completion of a Project as defined hereunder, it will not license the Deliverables to a third party. However, nothing herein shall limit 8x8's rights to (a) use, dispose of and license to any third party the Ordinary Course Technology and the IP Rights in the Deliverables owned by 8x8 pursuant to Section 5.2 hereto, and (b) provide reasonable technical support to the licensed third party similar to that described in the License Agreement Exhibit 1 so long as such support does not consist of joint development activities, that would violate the disposition of Section 6.2 above.
      Nothing herein shall limit 8x8's rights to license the Existing Technology to any third party and to provide such third party maintenance and support similar to that described in the License Agreement Exhibit 1 so long as such support does not consist of joint development activities that would violate the disposition of Section 6.2 above.
    Marketing and Sales
      Marketing. 8x8 agrees to reasonably assist ST in the marketing of 8x8 Based Products, which assistance could include developing joint marketing materials, participating in trade shows, referring clients, and similar activities. 8x8 shall reasonably assist ST in field trials and other demonstrations of the 8x8 Based Products.
      Press Releases. The Parties shall issue common press releases related to the execution of this Agreement, with regard to the Parties' relationship, and as the 8x8 Based Products subject matter of a Project are developed. The Parties may also issue their own separate announcements and press releases regarding this Agreement. Each such press release shall be subject to the review and approval of the other Party, such approval not to be unreasonably withheld or delayed. No pre-approval shall be required regarding press releases by either Party which relate solely to 8x8 Based Products, and not to the other Party nor to this Agreement. Otherwise, neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party's prior written consent. However, either party is free to file with the SEC or other relevant government agencies any document required to be filed thereon advice of counsel (redacted in a form advised by counsel).
      Sales of 8x8 Based Products. In accordance with the then current ST terms and conditions of sale or certain other terms and conditions as specifically agreed to in writing by an authorized representative of the Parties, 8x8 will have the rights to purchase 8x8 Based Products from ST and (a) sell such 8x8 Based Products in an 8x8 board system, subsystem, or similar applications in which case the 8x8 Based Products will not carry 8x8 trademark or logo or (b) resell such 8x8 Based Products in which case the 8x8 Based Products to be purchased will carry the 8x8 trademark or logo. 8x8 cannot resell the 8x8 Based Products on the Exclusive Market without ST prior written approval.
      Under substantially the same terms as described in 7.3, and for the same quantities of 8x8 Based Products fabricated under the same manufacturing process, ST will grant to 8x8 the best price it makes available to its customers with respect to the 8x8 Based Products.
    Royalties and Non-Recurring Engineering Charges ("NRE")
      ST shall pay to 8x8 the royalties described and defined for each Project in Exhibit 5 and amendments thereof. The royalties to be paid shall be in accordance with the terms and conditions defined in Section 4 of the License Agreement and any other terms and conditions specified in Exhibit 5 relative to a specific Project.
      In the event the Parties agree that NRE will apply to a Project, the amount and payment schedule of such NRE will be described in the relevant SOW. Unless otherwise agreed, NRE will be paid by ST within thirty (30) days from receipt of the relevant invoice.
    Indemnification
      The terms and conditions of the indemnification provided by 8x8 to ST and its Affiliates in the event the Deliverables licensed to ST under to this Agreement infringe the rights of a third party are set forth in Section 6 "Indemnification" of the License Agreement.
    Term and Termination
      Term. The Term of this Agreement shall begin on the Closing Date, and unless earlier terminated as hereinafter set forth, shall remain in force for an initial period of five (5) years, and shall automatically extend for additional one (1) year periods unless either Party gives notification of its intention not to renew within sixty (60) days of the expiration of the initial term or any renewal period.
      Termination. Each Party may, in its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement and at law, terminate this Agreement in the event of any of the following:
        Termination for Breach. Upon a breach by the other Party of any material provision in this Agreement and failure of the breaching Party to cure such material breach within thirty (30) days of written notice of such breach.
        Termination for Bankruptcy. In the event a Party becomes the subject of any voluntary or involuntary proceeding under the applicable national or state bankruptcy or insolvency laws and such proceeding is not terminated within sixty (60) days of its commencement.
      Effect of Termination on joint development obligations. In the event that this Agreement is terminated for any reason, neither Party shall be required to engage in any further joint development under any Project. Any discussions in effect for which the Parties do not have Project Acceptance, will immediately cease and any Project(s) for which production samples have not been developed pursuant to Phase 3 at the time of the termination, shall terminate immediately unless the Parties otherwise agree, provided, however, that each Party shall deliver to the other within thirty (30) days of termination all Deliverables developed pursuant to such Project(s) as the of the date of termination.
      Notwithstanding anything to the contrary herein, no expiration or termination of this Agreement shall relieve ST of its obligation to pay any sum due hereunder.
      Survival. The provisions of Sections 1 ("Definitions"), 4 ("Licensing of IP Rights") except for ST's right to design, develop and have developed new Product if the termination is caused by ST's material breach, 5 ("Ownership"), 8 ("Royalties"), 9 ("Indemnification"), 10 ("Term and Termination"), 11 ("Confidentiality"), 12 ("Limitation of Liability") and 13 ("General Provisions") shall survive any termination of this Agreement.
    Confidentiality
      Obligation of Confidentiality. The Receiving Party shall, during the term of the Agreement, and for a period of five (5) years thereafter, subject to the exclusions set forth in Section 1.1.7 ("Confidential Information"), hold all Confidential Information of the Disclosing Party in confidence, not disclose such Confidential Information to any third parties except those with a need to know in connection with or during the performance of this Agreement (including, as necessary, subcontractors) who have executed a confidentiality agreement with terms at least as restrictive with regard to the Disclosing Party's information as those set forth herein, and in general use the same degree of care to protect the confidentiality of the Disclosing Party's Confidential Information as it uses with respect to its own information of a similar nature.
      Non-Use. Neither 8x8 nor Licensee shall use the other Party's Confidential Information for another or other purpose than for the purposes set forth in this Agreement and the License Agreement.
      Expiration. Except as otherwise provided in Section 7.3 of the License Agreement, upon termination of this Agreement all of the Disclosing Party's Confidential Information and all copies thereof in the Receiving Party's possession or control shall be immediately returned to the Disclosing Party or destroyed by the Receiving Party at the Disclosing Party's instruction. The Receiving Party shall then certify the same in writing and that no copies have been retained by the Receiving Party, its employees, Affiliates, contractors, or other parties to whom such information is provided.
      Injunctive Relief. The Receiving Party acknowledges that the unauthorized disclosure of the Disclosing Party Confidential Information will cause irreparable harm and significant injury, the scope of which is difficult to ascertain. Accordingly, the Receiving Party agrees that the Disclosing Party shall have the right to an immediate injunction enjoining any such unauthorized disclosure.
    Limitation of Liability..
      EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS), CAUSED BY ANY BREACH OF ITS OBLIGATIONS TO THE OTHER ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE), EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
      EXCEPT AS SET FORTH IN SECTION 9.2 OF THE LICENSE AGREEMENT, IN NO EVENT SHALL THE TOTAL LIABILITY OF EITHER PARTY TO THE OTHER PARTY FOR ANY LOSS, DAMAGE OR LIABILITY ARISING FROM A BREACH OF EITHER THIS AGREEMENT, THE LICENSE AGREEMENT OR BOTH EXCEED A SUM OF TWO MILLION DOLLARS ($2,000,000), PROVIDED THAT SUCH LIMIT SHALL NOT APPLY IN THE EVENT OF A WILLFUL MISUSE OR WILLFULLY UNLAWFUL DISTRIBUTION OF THE LICENSED TECHNOLOGY, AND PROVIDED THAT FOR ST SUCH LIMITATION SHALL NOT APPLY IN THE EVENT ST FAILS TO PAY THE ROYALTIES AND THE NRE EARNED BY 8X8 AND DUE BY ST AS SET FORTH IN SECTION 8 HERETO.
    General Provisions
      Assignment. This Agreement may not be assigned by either Party, nor any of such Party's rights or obligations hereunder, to any third party including without limitation through a U.S. Bankruptcy Code Chapter 11 reorganization, without prior written consent of the other Party (which shall not be unreasonably withheld). In the event that this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto. Notwithstanding the foregoing, either Party may assign this Agreement to an Affiliate provided that the assigning Party so notifies the non- assigning Party in writing and the assignee agrees to assume all of the obligations of the assigning Party under this Agreement. In the event that the assignee ceases to be an Affiliate, this Agreement will immediately be re- assigned to ST and ST will assume all obligations under this Agreement.
      Affiliates. Both Parties acknowledge that the other party may or does conduct its business in whole or in part through Affiliates. Accordingly, both Parties agrees that the rights and benefits granted to the other Party through this Agreement shall inure to the other Party and its Affiliates.
      Force Majeure. Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike and other events beyond its reasonable control. In the event that such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible and the Parties shall discuss the best way to resolve the event of force majeure.
      Notices. All notices provided for in connection with this Agreement shall be given in writing and shall be effective (i) upon receipt, when served by personal delivery; or (ii) the next day following the date of transmittal when transmitted by facsimile; or (iii) on the third day following the date of transmittal when transmitted by express mail; or (iv) on the 7th day following the date of mailing when sent by registered airmail of the sender's country with postage prepaid, addressed to the Party as follows, or to a changed address as the Party shall have specified by prior written notice:

      ST: ST Microelectronics, Inc. at 1310 Electronics Drive Carrolton, TX 75006 USA. Attention: General Counsel; and

      8x8: 8x8, Inc. 2445 Mission College Blvd. Santa Clara, California 95054 Attention: Chief Financial Officer.

      Waiver. The waiver by either Party of the remedy for the other Party's breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.
      Severability. If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.
      Amendment. No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by the respective authorized representative of each Party.
      Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California without respect to its conflict of law provisions.
      No Partnership. In giving effect to this Agreement, no Party shall be or be deemed to be an agent or employee of another Party for any purpose, and that their relationship to each other shall be that of independent contractors. Nothing in this Agreement shall constitute a partnership or a joint venture between the Parties. No Party shall have the right to enter into contracts or pledge the credit of or incur expenses or liability on behalf of the other Party.
      Entire Agreement. This Agreement and the License Agreement constitute the entire agreement between the Parties and supersede all prior proposal(s) and discussions relative to the subject matter of this Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter other than as expressly provided herein. The terms and conditions contained herein and the appendixes attached hereto constitute the entire agreement between the parties and shall supersede all previous communications either oral or written between the parties with respect to the subject matter hereof. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.
      IN WITNESS THEREOF, the Parties hereto have executed this Agreement on the Effective Date.
For ST Microelectronics, Inc.:	For 8x8, Inc.
Name: A.McK. Malone	Name: Paul Voois
Title: Executive Vice President and CFO	Title: Chairman and CEO
Signature: /s/ A. McK. Malone	Signature: /s/ Paul Voois

MTA-1 PROJECT EXHIBIT 1

Fees

The Fee for extended maintenance and support of the MTA-1 Project is $200,000 per twelve (12) months of which $100,000 is to represent non-refundable pre-paid royalties. $150,000 is due within 30 days of the start of the extended maintenance period for which the Fee is due as specified in Section 3.1. The balance, representing the last $50,000 of the pre-paid royalties, are due within six months of the start of the extended maintenance period for which the Fee is due.

MTA-1 PROJECT EXHIBIT 2

Project Plan for the MTA-1 Project

To implement a Multimedia Terminal Adapter ("MTA-1") design (including an integrated DOCSIS cable modem module) as defined by the CableLabs' PacketCable specification which is to include, without limitation, the following ("MTA- 1 Project").

  Development of a platform that demonstrates PacketCable version 1.0 and version 1.1 (when finalized) telephony and that incorporates mutually agreed to 8x8 and ST standard semiconductor and modified firmware products ("Demonstration Platform").
  Development of one or more, as mutually agreed to, MTA-1 reference designs that incorporate mutually agreed to and/or jointly developed chips and firmware ("Reference Design").
  Development of a new voice over Internet protocol ("VOIP") chip to be incorporated into the Reference Design ("VOIP Chip"). The architecture of the VOIP Chip is to be mutually agreed to but is assumed to include, without limitation, the ST SH4 RISC core or another version of ST's SH RISC core ("SH Core"), a suitably modified version of the 8x8 VP7 DSP core, a DOCSIS cable modem module and other circuitry.
  ST will be responsible for development and validation of the DOCSIS v1.1 compliant cable modem subsystem hardware and software for the Demonstration Platform and the Reference Design.
  8x8 will be responsible for the development of software, firmware and a hardware design of a VOIP subsystem for the Demonstration Platform; the VOIP firmware (including the Call Code running under a POSIX compliant operating system and the Audio Code) for the VOIP chip as incorporated in the Reference Design; and, implementation of a VOIP Chip compatible version of the 8x8 DSP core.
  ST will be responsible for implementation and fabrication of an 8x8 DSP chip that is to be used for firmware development and in an initial Reference Design ("DSP Chip"), the VOIP Chip, and certain other components of the Demonstration Platform and the Reference Design. 8x8 will provide reasonable technical support sufficient to assist in the DSP Chip and VOIP Chip development effort.
  Assuming an Effective Date prior to January 24, 2000 the schedule for the implementation of the MTA-1 design is to include, without limitation and subject to change:
    A target date of one month after the Effective Date for completion of the SOW
    A target date of 2Q2000 for shipment to ST of the VOIP subsystem for the Demonstration Platform
    A target date of 1Q2000 for shipment to ST of the 8x8 DSP Design Kit as defined herein.
    A target date of 3Q2000 for shipment by ST to 8x8 of the DSP Chip.
    A target date of 4Q2000 for shipment to ST of the initial VOIP Chip firmware.
    A target date of 4Q2000 for initial shipment to ST's customers of a Reference Design based on the DSP Chip and other components.
    A target date of 2Q2001 for initial shipment to ST's customers of the VOIP Chip and a Reference Design based on the VOIP Chip.
  Each party will participate in mutually agreed to industry sponsored interoperability and certification events (e. g. CableLabs) to ensure that the products are compatible with solutions from other vendors and with applicable standards.
  The costs associated with the various development tasks will be assumed by the party responsible for a given task and shared on a mutually agreeable basis when responsibility is joint.
  Neither party is obligated to make any efforts beyond the Completion date for the Project, provided that, in the event the MTA-1 Project is not completed as of the Completion date, the parties shall meet and will decide in good faith future actions related to the MTA-1 Project.

MTA-1 PROJECT EXHIBIT 3

Statement of Work for the MTA-1 Project

The SOW for the MTA-1 Project is to be executed and mutually agreed to within one (1) month of the Effective Date

MTA-1 PROJECT EXHIBIT 4

ST Technology

  ST will provide 8x8 the appropriate SH Core (as of the Effective Date SH Core refers to SH4 core) based development platform, any ST specific firmware and technical support that will enable the efficient implementation of the Call Code and the Audio Code on the Demonstration platform, Reference Design, DSP Chip and VOIP chip.
  ST will provide technical specifications of the ST Bus and other ST proprietary interfaces required for development of the VOIP Chip compatible version of the 8x8 DSP core;
  ST will provide 8x8 the ST standard cell libraries, memory models/compilers, timing models, synthesis scripts and other tools sufficient for 8x8 to perform gate level synthesis, simulation and verification of a DSP Chip and VOIP Chip compatible version of the 8x8 DSP core.
  ST will provide 8x8 the appropriate ST design tools and gate level implementation of the 8x8 DSP sufficient to enable verification and an early development simulation environment with which to begin development of the Audio Code.

MTA-1 PROJECT EXHIBIT 5

Engineer Charges and Royalties

There is no NRE relative to the MTA-1 Project. The royalty schedule for the MTA-1 Project is described below. The payment terms are as described in the License Agreement

MTA-1 Project Royalty Schedule

8x8 Intellectual Property	Per unit of 8x8 Based Products for the first 1 million units of the 8x8 Based Products Licensee ships to Customers	Per unit of 8x8 Based Products for the next 1 million units after the initial 1million units of the 8x8 Based Products Licensee ships to Customers.	Per unit of the 8x8 Based Product for the next 1 million units after the initial 2 million units of the 8x8 Based Products Licensee ships to Customers	Per unit of 8x8 Based Products after Licensee has shipped 3 million units of 8x8 Based Products to Customers (As a percentage of the Net Sale Price)
Call Code	$0.85	$0.55	$0.45	2.0%
Audio Code	$0.85	$0.55	$0.45	2.0%
8x8 DSP	$0.65	$0.40	$0.30	1.0%

The royalty schedule will reset for each Product

Notes:

  The royalty amounts above in the rightmost column that are based on a percentage of the Net Sale Price are subject to a minimum royalty of $0.44 for the Call Code, $0.44 for the Audio code and $0.22 for the 8x8 DSP applicable per unit of 8x8 Based Product that Licensee ships to Customers.
  The royalty amounts above in the rightmost column that are based on a percentage of the Net Sale Price are subject to a maximum royalty of $0.60 for the Call Code, $0.60 for the Audio code and $0.30 for the 8x8 DSP applicable per unit of 8x8 Based Product that Licensee ships to Customers.

  8x8 DSP royalty applies per 8X8 Based Product regardless of the number of 8x8 DSP cores per 8X8 Based Product.

MTA-1 PROJECT EXHIBIT 6

Exclusive Market

The MTA-1 Project Exclusive Market shall mean the market relative to voice over IP applications for consumer terminals over hybrid fiber coax cable television networks.

ST120 PROJECT EXHIBIT 1

Fees

The Fee for extended maintenance and support of the ST120 Project is $200,000 per twelve (12) months of which $100,000 is to represent non-refundable pre-paid royalties. $150,000 is due within 30 days of the start of the extended maintenance period for which the Fee is due as specified in Section 3.1. The balance, representing the last $50,000 of the pre-paid royalties, are due within six months of the start of the extended maintenance period for which the Fee is due.

ST120 PROJECT EXHIBIT 2

Project Plan for the ST120 Project

To implement a ST DSP and ARM based voice over IP design ("ST120 Project") including a reference design based on the ST950 and the ARM7 ("ST950 Design") and a reference design based on the ST120 and the ARM7, or another mutually agreed to RISC processor ("ST120 Design").

  8x8 will provide technical assistance, as defined in the License Agreement Exhibit 1, sufficient to enable ST to modify or have modified on its behalf the Call Code for execution on the ST ARM7 core or another mutually agreed to RISC processor and the ST120 if and when appropriate.
  8x8 will provide sufficient technical support to enable the integration and verification of the ARM7 based Call Code with the ST950 DSP based audio subsystem for the ST950 Design and with the ST120 DSP for the ST120 Design.
  ST will be responsible for implementation of the appropriate modifications to the ST950 DSP core firmware necessary for efficient integration with the ARM7 based Call Code for the ST950 Design.
  8x8 will be responsible for implementation of modifications to the Audio Code for execution on the ST120 DSP core.
  ST will be responsible for implementation and fabrication of the board level ST950 Design.
  8x8 and ST will jointly design the board level ST120 Design.
  ST will be responsible for implementation and fabrication of the board level ST120 Design.
  8x8 will provide sufficient technical support to enable the implementation and verification of the board level ST120 Design.
  Assuming a Project Acceptance date prior to January 24, 2000 the schedule for the implementation of the ST120 Project design is to include, without limitation and subject to change:
    A target date of one week after the Project Acceptance date for 8x8 to send to ST the Call Code as it exists on the Effective Date.
    A target date of one month after the Project Acceptance date for completion of the initial SOW
    A target date of 1Q2000 for ST's delivery of the ST120 and ST950 development tools including, but not limited to, the VLIW and other applicable compilers, debuggers, linkers and utilities.
    A target date of 2Q2000 for ST's delivery to 8x8 of the ST120 development system.
    A target date of 2Q2000 for initial Customer shipment of the ST950 Design.
    A target date of 3Q2000 for shipment to ST of the initial implementation and of the ST120 compatible Audio Code consisting of some mutually agreed to subset thereof with additional functions, as agreed to, to be delivered in 4Q2000.
    A target date of 4Q2000 for initial Customer shipment of the initial ST120 Design.
  Each party will participate in mutually agreed to industry sponsored and other interoperability and certification events to ensure that the products are compatible with solutions from other vendors and with applicable standards.
  Neither party is obligated to make any efforts beyond the Completion date for the Project, provided that, in the event the ST120 Project is not completed as of the Completion date, the parties shall meet and will decide in good faith future actions related to the ST120 Project.

ST120 PROJECT EXHIBIT 3

Statement of Work for the ST120 Project

The SOW for the ST120 Project is to be executed and mutually agreed to within one (1) month of the Project Acceptance date.

ST120 PROJECT EXHIBIT 4

ST Technology

  ST will provide 8x8 the appropriate ARM, ST950 and ST120 based development systems and tools including any ST specific firmware and technical support that will enable the efficient implementation of the ST120 Project.

ST120 PROJECT EXHIBIT 5

Engineering Charges and Royalties

  The Engineering Charges payable by ST to 8x8 for the ST120 Project is to be $500,000 plus $500,000 of non-refundable prepaid royalties that are to be credited toward future royalties otherwise due for shipment of the 8x8 Based Products that are the result of the ST120 Project. Both amounts are payable by ST to 8x8 prior to the start of development work.
  The royalty schedule and payment terms for the ST120 Project is as described in the License Agreement

ST120 PROJECT EXHIBIT 6

Exclusive Market

There is no applicable Exclusive Market relative to the ST120 Project.